Exhibit 99.1

Contacts:

Patriot Bank, N.A. 900 Bedford Street Stamford, CT 06901 www.BankPatriot.com	Joseph Perillo Chief Financial Officer 203-252-5954	Robert Russell President & CEO 203-252-5939	Michael Carrazza Chairman 203-251-8230

Patriot Reports 2nd Quarter 2020 Net Loss

STAMFORD, CT – August 25, 2020 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced a pre-tax loss of $1.7 million (net loss of $1.3 million), or $0.32 basic and diluted loss per share for the quarter ended June 30, 2020.

The six-month, year-to-date net loss is $2.4 million, or $0.60 per fully diluted share, as compared to a net loss of $1.3 million, or $0.34 per fully diluted shares, during the same period in the prior year. The 2020 results to date reflect a higher loan loss provision the Bank has put in place as a precaution relating to COVID-19, along with lower net interest income and non-interest income due to lower market interest rates.

The Bank continues to provide CARES Act payment relief on loan balances, now totaling approximately $223.2 million - predominately commercial real estate loans and commercial industrial loans.

In the second quarter of 2020, total assets decreased 2% to $979.5 million, as of June 30, 2020, as compared to the first quarter of 2020. The Bank’s Net Loan portfolio decreased by 3.3%, or $26.5 million, to $781.4 million, while Deposits decreased $20.1 million or 2.5%, to $783.1 million. This decrease in Deposits is reflective of a decline in the use of wholesale brokered deposits.

Excluding that change in brokered deposits, total deposits to the institution actually increased $43 million (5%) for the quarter, reflecting success in Patriot’s new on-line national deposit initiative, which grew by $35 million during the second quarter of 2020, along with a simultaneous growth in regional retail branch banking deposits. This is all part of a strategic balance sheet repositioning designed to downsize and strengthen the Bank’s capital ratios and position the Company for a return to profitability.

As far as the impact of COVID-19, Patriot has kept all branches open with customers re-directed to non-contact ATM’s and Live Banker ATMs as on-line banking services continue to be optimized with expanded customer call center staffing. Its multi-year investment to enhance customer’s technological banking experience has been well tested during the pandemic, as from January 1 to June 30, 2020, Patriot’s mobile deposits were up 163%, use of its mobile app banking was up 31%, monthly average log-ins rose 16% and the number of customers completely new to digital banking rose by 26%.

Michael Carrazza, Patriot’s Chairman stated: “The past six months have been incredibly challenging to U.S. businesses and consumers, but we have capably managed through the pandemic, while strengthening our valued customer base. With strategic adjustments to our balance sheet, we believe we have initiated steps to bolster our capital position to bridge us through what we hope is the tail end of the pandemic and back to profitability.  In addition, we have made numerous operating and staff changes to strengthen Patriot's management team and improve operating efficiency.  The latest change includes the recruitment of a seasoned community bank executive, Robert Russell, to lead Patriot as its new President/CEO.  We have also enhanced our funding base through the closing of a $52 million pre-paid debit card transaction that was completed in mid-July.  The benefits of this transaction will begin being reflected in the 3rd quarter.”

Patriot President & CEO Robert Russell added: “I believe the Bank has established the right foundation for future growth and enhanced profitability. Patriot’s focus on organic growth of customer deposits is making an impact at the local branch level and our national on-line deposit gathering has also seen success. The Bank has invested in building strong customer relationships, a well-developed technology platform and intends to continue to leverage those activities. We received approval to compete in the pre-paid card business during July and we completed a transaction resulting in over $50 million in prepaid deposits which will have a positive impact on the Bank’s cost of funds. Patriot is committed to growing the SBA division and is focused on small business and commercial lending. We believe that the decisions we are making today as an organization will position the Bank for the future, especially as the local and national economies recover from the impact of the pandemic.”

Financial Results:

As of June 30, 2020, total assets were $979.5 million, as compared to $999.6 million at March 31, 2020 and $977.8 million at June 30, 2019. Net loans receivable totaled $781.4 million, as compared to $807.9 million at March 31, 2020 and $803.3 million at June 30, 2019. Deposits totaled $783.1 million at June 30, 2020, as compared to $803.2 million at March 31, 2020 and $767.6 million at June 30, 2019.

The decline in loans and total assets represents the intentional downsizing of the Bank’s balance sheet as the current economic uncertainties associated with the COVID-19 pandemic are assessed. The Company continues to originate loans, but at a slower pace than in the past, and has seen loan maturities and loan payoffs outpace loan originations during the first six months of 2020.

While total deposits declined $20 million during the quarter, this solely reflects a decline in wholesale brokered deposits, which declined $64 million during the quarter due in part to the decline in loan volumes. Excluding the change in brokered deposits, total deposits increased $43 million (5%) for the quarter, reflecting the success of the Bank’s on-line national deposit initiative, which grew by $35 million during the second quarter, along with a growth in retail branch banking deposits.

Net interest income was $5.7 million in the second quarter of 2020, a decrease of 10.1% from the first quarter of 2020, and a decline of 14.1% from the second quarter of 2019. The year-to-date net interest income was $12.0 million, a decrease of 7.5% over the year-to-date June 2019.

Net interest margin was 2.46% in the second quarter of 2020, as compared to 2.72% in the first quarter of 2020 and 2.96% in the second quarter of 2019.

This decline reflects the impact of lower interest rates connected with the 1.50% decline in market interest rates in late first quarter of 2020 connected to the COVID-19 pandemic. Asset yields were impacted by those changes in the second quarter while retail and brokered deposit rates have declined at a slower pace. Compared to the prior year, net interest income was also negatively impacted by an increase in the rate paid on FHLB borrowings associated with the conversion of certain borrowings from a low variable teaser rate to higher fixed rate.

The provision for loan losses in the second quarter of 2020 was $910,000, as compared to $804,000 in the first quarter of 2020 and $2.9 million in the second quarter of 2019. The provision for loan losses in 2020 was primarily due to loan charge-offs and an additional reserve attributable to the COVID-19 pandemic. The provision for loan losses in the second quarter of 2019 was primarily due to a large provision booked in the quarter associated with a single commercial loan charge off. The Allowance for Loan losses now totals 1.41% of total loans compared with 1.33% in the first quarter of 2020 and 1.04% a year ago.

Non-interest income was $389,000 in the second quarter of 2020, 7.6% lower than the first quarter of 2020, and 48.7% lower than the second quarter of 2019. The year-to-date non-interest income was $810,000, a 46.1% decrease over year-to-date non-interest income as of June 30, 2019. The decrease in non-interest income was primarily due to lower realized gains on the sale of SBA loans associated with delays in executing the sale of those loans.

Non-interest expense was $6.9 million in the second quarter of 2020, 6.5% lower than the first quarter of 2020, and 2.4% higher than the second quarter of 2019. The year-to-date non-interest expense was $14.3 million, 8.2% higher than the prior year. The increase in non-interest expense was primarily driven by an increase of $714,000 in salaries and benefits reflecting the build-up of staffing in the SBA business during the second half of 2019 and lower loan origination cost deferrals due to the lower volume of loan originations.

The income tax benefit was $446,000 in the second quarter of 2020, representing an effective tax rate of 26%.

As of June 30, 2020, shareholders’ equity was $64.2 million, as compared to $64.6 million at March 31, 2020. Patriot’s book value per share was $16.30 at June 30, 2020, as compared to $16.43 at March 31, 2020. The Bank’s capital ratios continue to be strong, maintaining its “well capitalized” regulatory status. As of June 30, 2020, the Bank’s Tier 1 leverage ratio was 9.03%, Tier 1 risk-based capital ratio was 10.52% and total risk-based capital ratio was 11.77%.

Patriot suspended its quarterly dividend and expects to resume when the current economic uncertainties are settled.

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Jacksonville and Stamford, along with a Rhode Island operations center.

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About the Company:

Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share data)	June 30, 2020	March 31, 2020	June 30, 2019

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$1,616	$1,806	$5,578
Interest bearing deposits	64,280	50,350	45,538
Total cash and cash equivalents	65,896	52,156	51,116
Investment securities:
Available-for-sale securities, at fair value	46,624	44,830	43,839
Other investments, at cost	4,450	4,450	4,963
Total investment securities	51,074	49,280	48,802

Federal Reserve Bank stock, at cost	2,897	2,897	2,922
Federal Home Loan Bank stock, at cost	4,503	4,477	4,513

Gross loans receivable	792,500	818,841	10,819
Allowance for loan losses	(11,148)	(10,916)	792,500
Net loans receivable	781,352	807,925	803,319

SBA loans held for sale	7,579	17,996	4,283
Accrued interest and dividends receivable	5,624	3,801	3,678
Premises and equipment, net	33,962	34,312	35,249
Other real estate owned	2,400	2,400	1,954
Deferred tax asset, net	12,180	11,989	11,132
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	586	605	661
Other assets	10,384	10,634	9,031
Total assets	$979,544	$999,579	$977,767

Liabilities
Deposits:
Noninterest bearing deposits	$97,360	$83,583	$84,295
Interest bearing deposits	685,728	719,631	683,271
Total deposits	783,088	803,214	767,566

Federal Home Loan Bank and correspondent bank borrowings	90,000	90,000	100,000
Senior notes, net	11,890	11,871	11,815
Subordinated debt, net	9,767	9,760	9,738
Junior subordinated debt owed to unconsolidated trust, net	8,106	8,104	8,098
Note payable	1,094	1,143	1,291
Advances from borrowers for taxes and insurance	3,773	2,637	3,239
Accrued expenses and other liabilities	7,654	8,227	7,730
Total liabilities	915,372	934,956	909,477

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,251	106,213	106,059
Accumulated deficit	(41,123)	(39,845)	(37,210)
Accumulated other comprehensive loss	(956)	(1,745)	(559)
Total shareholders' equity	64,172	64,623	68,290

Total liabilities and shareholders' equity	$979,544	$999,579	$977,767

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Interest and Dividend Income
Interest and fees on loans	$9,111	$10,033	$10,345	$19,144	$20,100
Interest on investment securities	378	416	398	794	777
Dividends on investment securities	90	138	114	228	232
Other interest income	24	135	237	159	570
Total interest and dividend income	9,603	10,722	11,094	20,325	21,679

Interest Expense
Interest on deposits	2,792	3,200	3,533	5,992	6,797
Interest on Federal Home Loan Bank borrowings	638	697	426	1,335	865
Interest on senior debt	228	229	228	457	457
Interest on subordinated debt	253	268	279	521	568
Interest on note payable and other	5	5	8	10	14
Total interest expense	3,916	4,399	4,474	8,315	8,701

Net interest income	5,687	6,323	6,620	12,010	12,978

Provision for Loan Losses	910	804	2,937	1,714	3,102

Net interest income after provision for loan losses	4,777	5,519	3,683	10,296	9,876

Non-interest Income
Loan application, inspection and processing fees	40	53	28	93	42
Deposit fees and service charges	66	114	116	180	243
Gains on sale of loans	72	12	296	84	676
Rental income	131	131	192	262	322
Other income	80	111	126	191	221
Total non-interest income	389	421	758	810	1,504

Non-interest Expense
Salaries and benefits	3,645	3,861	3,608	7,506	6,792
Occupancy and equipment expenses	921	949	744	1,870	1,661
Data processing expenses	371	390	361	761	731
Professional and other outside services	726	784	803	1,510	1,512
Project expenses, net	54	94	(15)	148	65
Advertising and promotional expenses	123	147	77	270	192
Loan administration and processing expenses	36	24	43	60	57
Regulatory assessments	364	440	395	804	710
Insurance expenses	78	70	54	148	95
Communications, stationary and supplies	133	120	131	253	265
Other operating expenses	439	492	527	931	1,096
Total non-interest expense	6,890	7,371	6,728	14,261	13,176

Loss before income taxes	(1,724)	(1,431)	(2,287)	(3,155)	(1,796)

Benefit for Income Taxes	(446)	(359)	(632)	(805)	(464)
Net loss	$(1,278)	$(1,072)	$(1,655)	$(2,350)	$(1,332)

Basic loss per share	$(0.32)	$(0.27)	$(0.42)	$(0.60)	$(0.34)
Diluted loss per share	$(0.32)	$(0.27)	$(0.42)	$(0.60)	$(0.34)

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Quarterly Performance Data:
Net loss	$(1,279)	$(1,072)	$(1,655)	$(2,350)	$(1,332)
Return on Average Assets	-0.52%	-0.44%	-0.69%	-0.48%	-0.28%
Return on Average Equity	-7.89%	-6.37%	-9.44%	-7.15%	-3.82%
Net Interest Margin	2.46%	2.72%	2.96%	2.60%	2.92%
Efficiency Ratio	113.41%	109.28%	91.19%	111.25%	90.98%
Efficiency Ratio excluding project costs	112.51%	107.90%	91.38%	110.09%	90.53%
% (decrease) increase loans	-3.22%	0.82%	2.95%	-2.42%	4.02%
% (decrease) increase deposits	-2.51%	4.38%	1.96%	1.76%	3.27%

Asset Quality:
Nonaccrual loans	$21,593	$16,450	$19,405	$21,593	$19,405
Other real estate owned	$2,400	$2,400	$1,954	$2,400	$1,954
Total nonperforming assets	$23,993	$18,850	$21,359	$23,993	$21,359

Nonaccrual loans / loans	2.72%	2.01%	2.39%	2.72%	2.39%
Nonperforming assets / assets	2.45%	1.89%	2.18%	2.45%	2.18%
Allowance for loan losses	$11,148	$10,916	$8,458	$11,148	$8,458
Valuation reserve	$485	$1,100	$1,416	$485	$1,416
Allowance for loan losses with valuation reserve	$11,633	$12,016	$9,874	$11,633	$9,874

Allowance for loan losses / loans	1.41%	1.33%	1.04%	1.41%	1.04%
Allowance / nonaccrual loans	51.63%	66.36%	43.59%	51.63%	43.59%
Allowance for loan losses and valuation reserve / loans	1.47%	1.47%	1.21%	1.47%	1.21%
Allowance for loan losses and valuation reserve / nonaccrual loans	53.87%	73.05%	50.88%	53.87%	50.88%

Gross loan charge-offs	$691	$44	$2,307	$735	$2,307
Gross loan recoveries	$(13)	$(41)	$(5)	$(54)	$(54)
Net loan charge-offs	$678	$3	$2,302	$681	$2,253

Capital Data and Capital Ratios
Book value per share (1)	$16.30	$16.43	$17.41	$16.30	$17.41
Shares outstanding	3,935,841	3,932,841	3,922,610	3,935,841	3,922,610
Bank Capital Ratios:
Leverage Ratio	9.03%	9.16%	9.61%	9.03%	9.61%
Tier 1 Capital	10.52%	10.51%	10.66%	10.52%	10.66%
Total Risk Based Capital	11.77%	11.76%	11.65%	11.77%	11.65%

(1) Book value per share represents shareholders' equity divided by outstanding shares.